EXHIBIT 4.1

                          POLICY BOARD GOVERNANCE RULES


         4.1.1. Number, Tenure and Qualifications. The Policy Board shall consist of four (4) members. SCN shall designate, in its sole discretion, two
(2) members of the Policy Board. OSMC II shall designate, in OSMC II's sole discretion, two (2) members of the Policy Board. The initial Policy board shall be chosen at the time of the closing of the Merger. Thereafter, the respective Policy Board Members shall be chosen at such time and in such manner as shall be determined by the respective party making the appointment.

         4.1.2. Duties and Responsibilities of the Policy Board. The Policy Board shall have the duties and responsibilities more particularly described in
Section 4.2 of this Agreement.

         4.1.3. Regular Meetings of the Policy Board. Regular meetings of the Policy Board shall be held on the first Monday of each calendar quarter at such times and places as the Policy Board by resolution may determine and specify, and if so determined no notice thereof need be given.

         4.1.4. Special Meetings. Special meetings of the Policy Board may be held at any time or place whenever called by written request of at least two (2) Policy Board Members, notice thereof being given to each Policy Board Member by the Policy Board Members calling the meeting, or they may be held at any time without formal notice provided all of the Policy Board Members are present or those not present shall at any time waive or have waived notice thereof.

         4.1.5. Notice. Notice of any special meeting shall be given at least ten (10) days previously thereto by written notice delivered personally, by telegram, or facsimile. If mailed, such notice shall be mailed to each Policy Board Member at his business address no less than ten (10) days previously thereto, and shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. If notice be given by facsimile, such notice shall be deemed to be delivered when information of the transmission is received.

         4.1.6. Meetings by any Form of Communication. The Policy Board shall have the power to permit any and all Policy Board Members to participate in a regular or special meeting by, or conduct the meeting through the use of any means of communication by which all Policy Board Members participating may simultaneously hear each other during the meeting. A Policy Board Member participating in a meeting by this means is deemed to be present in person at the meeting.

         4.1.7. Quorum. All of the members of the Policy Board as constituted from time to time shall constitute a quorum for the transaction of business, but a lesser number may adjourn any meeting and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting, a majority of the members present thereat shall decide any question brought before such meeting, except as otherwise provided by this Agreement or by these Governance Rules. The fact that a Policy Board Member has an interest in a matter to be voted on at the meeting shall not prevent his being counted for purposes of a quorum.

         4.1.8. Vacancies. Any vacancy occurring in the Policy Board shall be filled by the party which chose such vacated Policy Board Member(s).

         4.1.9. Removal. Any Policy Board Member may be removed without cause by the party which chose such Policy Board Member.



                                      4.1-1

         4.1.10. Committees. The majority of the Policy Board may appoint an executive committee or such other committees as it may deem advisable, composed of one (1) or more Policy Board Members, and may delegate authority to such committees as is not inconsistent with this Agreement. The members of such committee shall serve at the pleasure of the Policy Board.

         4.1.11. Presumption of Assent. A Policy Board Member who is present at a meeting of the Policy Board at which action on any matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretaries of the SCN and OSMC II immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Policy Board Member who voted in favor of such action.

         4.1.12. Informal Action by Board Members. Any action required to be taken at a meeting of the Policy Board, or any other action which may be taken at a meeting of the Policy Board, may be taken without a meeting if all Policy Board Members consent to taking such action without a meeting. If all Policy Board Members consent to taking such action without a meeting, the affirmative vote of a majority of the Policy Board Members is the act of the Policy Board. The action must be evidenced by one or more written consents describing the action taken, signed by each Policy Board Member, indicating each signing Policy Board Member's vote or abstention on the action, and shall be included in the minutes or filed with the Policy Board records reflecting the action taken.



                                      4.1-2